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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) July 22, 1996
                                                      -------------

                           Statewide Financial Corp.
                           -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------    -------------------
     (State or other jurisdiction of    (Commission     (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------       -------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                        --------------




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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not applicable.



     Item 5.   Other Events.
               -------------
               The Registrant issued a press release on Monday, July 22, 1996 announcing its second quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.                   Description
               -----------                   -----------
                    99                       Press Release dated July 22,
                                             1996 announcing the
                                             Registrant's second quarter
                                             earnings.



     Item 8.   Change in fiscal year.
               ----------------------
               Not applicable.





                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    August 1, 1996                By:  BERNARD F. LENIHAN
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer



                                 EXHIBIT INDEX
                                 -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

        99 Press Release dated July 22, 1996 announcing the Registrant's second quarter earnings.



     FOR IMMEDIATE RELEASE                   CONTACT: Augustine F. Jehle
                                                         (201 795-4000
                                                      Anthony S. Cicatiello
                                                         (908) 382-1066



                    STATEWIDE FINANCIAL CORP REPORTS 94% INCREASE
                     IN NET INCOME FOR SECOND QUARTER 1996



     JERSEY CITY, N.J., (July 22, 1996) -- Statewide Financial Corp (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported net income of $1,154,000, or $0.24 per share, for the quarter ended June 30,1996. This represents a 94% increase from the $595,000 earned for the same period last year. Six month earnings to date totalled $2,359,000 or $.49 per share, compared to $1,518,000 for the six months ended June 30,1995. The Company completed its initial public offering on September 29, 1995. Per share data therefore did not exist for the prior periods.

     Commenting on the Company's second-quarter results, Victor M. Richel, Chairman, President and Chief Executive Officer, said, "We have continued to successfully implement our strategy of originating and purchasing one-to-four family residential mortgage loans, while expanding our consumer loan business. This strategy enabled us to strengthen our portfolio while at the same time providing a value-added service to our customers in the urban centers of northern New Jersey."

     "In addition, our marketing strategy and new branch offices have successfully developed new core deposit business, while enabling us to keep our cost of money low, despite the recent increase in interest rates," Richel said. "The success of these efforts are complemented by significant increases in our commercial loan business."

     The Company's total assets were $678 million at June 30, 1996, compared to $634 million at March 31, 1996, and $559 million at December 31,1995. The growth during the quarter was primarily in the Company's net loan portfolio, which increased $45.6 million, or 20%, to $268.8 million at June 30,1996 compared to $223.2 million at March 31, 1996. Of this growth, one to four family residential mortgages increased 21% over the March 31,1996 balance, or $37.6 million, primarily in adjustable rate mortgages with five to seven year initial reset periods. In addition, commercial loans increased $1.6 million, or 159%, and loans for non-residential properties increased $2.6 million, or 71% compared to their March 31,1996 balances. Yields for the current quarter from the loan portfolio averaged 7.93%.

     The asset increases, experienced both in the quarter and for the six month period, were funded through short-term borrowings, which increased $45.3 million and $114.9 million over amounts outstanding at March 31, 1996, and December 31, 1995, respectively. The Company's borrowings at June 30, 1996, amounted to $159.6 million, and will mature before September 30, 1996. Richel indicated that it is the Company's intention to keep its borrowing maturities short term, subject to prevailing market interest rates, at least into the fourth quarter of 1996. Costs for these borrowings approximated 5.43% at June 30,1996.

     Deposits totaled $446.4 million at June 30, 1996, representing an increase of .4% from March 31, 1996, and 1.9% from December 31, 1995. However, core deposits grew $5.4 million, or 2.4%, during this quarter and $16.5 million, or 7.6%, during the last six months. This growth was as a result of marketing efforts by the Company, especially with respect to its newest branches and affinity groups with whom it has established relationships.

     Shareholders' equity decreased $3.2 million and $5.1 million during the quarter and six month periods, respectively, to $67.2 million at June 30, 1996. The decrease from the preceding quarter was caused primarily by four factors. During the quarter, the Company purchased 211,600 shares of its stock on the open market for $2.6 million, which it expects to re-issue under management recognition and retention plans. The Company also incurred a $2.2 million (net of tax) decrease in the market value of its investment portfolios, all of which it classifies as available for sale. Partially offsetting these decreases were income of $1.2 million and allocation of ESOP shares of $.4 million.

     The result of operations for the three and six months ended June 30, 1996 reflect increases in net interest incomes, after provisions for loan losses, of $1.2 million and $2.1 million, respectively, from the same periods a year ago. These increases in income were partially offset by increases of $0.6 million and $1.2 million in other non-interest expenses as the Company continued to position itself for future growth. These expense increases reflect, among other factors, the increased staffing and support requirement necessary to position the Company to achieve its marketing and operational objectives, including staffing of the Company's three new branches opened during the period since March 31,1995. Additionally, the increased expense reflects normal salary increases and refurbishing of existing facilities.

     The increase in net interest income between periods reflected increases in interest earning assets, primarily comprised of loan growth and growth in mortgage backed securities, from levels in place during the same periods last year. Commenting on the results, Richel stated, "This is important growth in a key facet of our earnings." This growth occurred even though net interest margin decreased to 3.37% during the current quarter -- from 3.44% the preceding quarter -- because of increases in borrowings used to fund the asset growth, and because loans closed during this quarter were committed during a period of lower interest rates as compared to preceding periods.

     Non-interest income for the three and six months ended June 30, 1996 was $514,000 and $1,180,000. These amounts include income of $169,000 and $525,000, respectively, from the collection of unaccrued interest associated with a loan whose principle had been repaid, as compared with none in similar periods the prior year. The interest on this loan has now been completely paid. The effect of this non-recurring income to the earnings per share calculations for the three and six months ended June 30,1996 was $.02 and $.07, respectively. Absent these credits, non-interest income increased 8.5% or $27,000 during the current quarter from a year ago and decreased 23.4% or $200,000 during the six months ended June 30,1996 when compared to the same period a year ago. The year-to-date decrease as compared to the prior year occurred during the first quarter, primarily because of decreases in commissions from annuity sales, as the Company redirected its resources toward developing its new branches and marketing its core products rather than selling annuities.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union, Bergen and Passaic counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).



     SELECTED FINANCIAL CONDITION DATA            June 30,   December 31,
     (dollars in thousands)                         1996         1995
                                                    ----         ----

     Total Assets                                 $678,406      $559,049
     Loans, Net                                   $268,800      $195,773
     Debt and Equity Securities                    $65,572       $80,126
     Mortgage-backed Securities                   $315,624      $260,107
     Other Real Estate Owned, Net                     $560          $652
     Total Deposits                               $446,404      $438,021
     Borrowed Funds                               $159,578       $44,703
     Shareholders' Equity                          $67,168       $72,315
     Book Value per share                           $13.28           n/a


     SELECTED OPERATING DATA                 For the Three    For the Six
     (dollars in thousands)                  Months Ended    Months Ended
                                               June 30,        June 30,
                                               --------        --------
                                             1996    1995    1996     1995
                                             ----    ----    ----     ----
     Interest Income                       $11,452  $8,566  $22,282 $16,973
     Interest Expense                        6,039   4,462   11,668   8,601
                                             -----   -----   ------  ------
     Net Interest Income                     5,413   4,104   10,614   8,372
     Provision for Loan Losses                 125      65      250     139
                                             -----   -----   ------  ------
     Net Interest Income After Provision
      for Loan Losses                        5,288   4,039   10,364   8,233
     Non-interest income                       514     318    1,180     855
     Foreclosed Real Estate Expense, Net        (5)    (25)      57     126
     Other Non-Interest Expense              4,004   3,432    7,802   6,529
                                             -----   -----   ------  ------
     Income Before Income Taxes              1,803     950    3,685   2,433
     Income Taxes                              649     355    1,326     915
                                             -----   -----    -----   -----
     Net Income                             $1,154    $595   $2,359  $1,518
                                            ======    ====   ======  ======

     Earnings per share                      $ .24     n/a    $ .49     n/a
                                             =====     ===    =====     ===


     SELECTED FINANCIAL RATIOS (1)           At or For the   At or For the
                                              Three Months    Six Months
                                                 Ended           Ended
                                                June 30,       June 30,
                                                --------       --------
                                              1996    1995   1996     1995
                                              ----    ----   ----     ----
     Return on Average Assets                  .70%    .50%    .74%    .64%
     Return on Average Capital                6.79%  10.62%   6.74%  13.82%
     Capital to Assets                        9.90%   4.74%   9.90%   4.74%
     Net Interest Rate Spread (2)             2.92%   3.50%   2.93%   3.56%
     Net Interest Margin (3)                  3.37%   3.57%   3.40%   3.67%
     Non-Interest Income to Average Assets     .31%    .27%    .37%    .36%
     Non-Interest Expense to Average Assets   2.43%   2.86%   2.46%   2.81%
     Efficiency Ratio (4)                    70.99%  78.20%  71.32%  73.23%
     Average Interest Earning Assets to
      Average Interest Earning Liabilities  112.07% 102.52% 112.69% 103.57%

     REGULATORY CAPITAL RATIOS                     June 30,   December 31,
                                                     1996         1995
                                                     ----         ----
     Tangible Capital Ratio                          10.42%       10.28%
     Core Capital Ratio                              10.42%       10.28%
     Risk-Based Capital Ratio                        31.00%       32.88%

     ASSET QUALITY RATIOS

     Non-Performing Loans to Total Net Loans          2.63%        2.87%
     Non-Performing Loans to Total Assets             1.04%        1.01%
     Non-Performing Assets to Total Assets            1.13%        1.12%
     Allowance for Loan Losses to Non-Performing
      Loans                                          48.20%       57.66%
     Allowance for Loan Losses to Total Net Loans     1.27%        1.66%

     OTHER DATA

     Number of Deposit Accounts                      51,419       50,062
     Number of Offices                                   16           15

     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.